AMENDMENT to AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT dated September 17, 2019 (the “Agreement”) is made with effect as of April 1, 2022, by and among EntrepreneurShares Series Trust, a Delaware statutory trust (the “Trust”), on behalf of its series ERShares Global Entrepreneurs (previously known as ERShares Global Fund) (the “Fund”) and Seaport Global Advisors, LLC, a Massachusetts limited liability company (the “Adviser”).

RECITALS

WHEREAS, paragraph 11 of the Agreement permits amendments to its terms and provisions upon mutual consent of the Trust and the Adviser.

Amendment to AGREEMENT

NOW, THEREFORE, in consideration of the covenants and the mutual promises in the Agreement and hereinafter set forth, the Trust and the Adviser, intending to be legally bound hereby, mutually agree as follows:

The reference to Adviser compensation of 1.25% in paragraph 5 (Compensation of the Adviser) of the Agreement is replaced with 0.89%.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

SEAPORT GLOBAL ADVISORS, LLC

By: /s/

Dr. Joel M. Shulman

Managing Director

ENTREPRENEURSHARES SERIES TRUST

By: /s/

Dr. Joel M. Shulman

President